SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

                                ----------------

                                 Amendment No. 4

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
          AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER
                       THE SECURITIES EXCHANGE ACT OF 1934

                           ELITE PHARMACEUTICALS, INC.
                                (Name of Issuer)

                     COMMON STOCK, $0.01 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                    28659T200
                                 (CUSIP Number)

                                December 31, 2009
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 2 OF 38


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Davidson Kempner Partners
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a) [ ]
                                                        (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                     0
------------------------------------------------------------------------------
        (10)   CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
        (11)   PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                  0.0%
------------------------------------------------------------------------------
        (12)   TYPE OF REPORTING PERSON
                                   PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                              PAGE 3 OF 38


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Davidson Kempner Institutional Partners, L.P.
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a) [ ]
                                                      (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                               0
------------------------------------------------------------------------------
        (10)   CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
        (11)   PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                  0.0%
------------------------------------------------------------------------------
        (12)   TYPE OF REPORTING PERSON
                                   PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                              PAGE 4 OF 38


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       M. H. Davidson & Co.
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]

------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                     0
------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                    0.0%
------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                     PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                              PAGE 5 OF 38


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Davidson Kempner International, Ltd.
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a) [ ]
                                                        (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        British Virgin Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                   0
------------------------------------------------------------------------------
        (10)   CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
        (11)   PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                    0.0%
------------------------------------------------------------------------------
        (12)   TYPE OF REPORTING PERSON
                                    CO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                              PAGE 6 OF 38


 (1)   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Davidson Kempner Healthcare Fund LP
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a) [ ]
                                                        (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                     0
------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                     0.0%
------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                     PN

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                              PAGE 7 OF 38


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Davidson Kempner Healthcare International Ltd.
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a) [ ]
                                                      (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                     0
------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                     0.0%
------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                     CO

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                              PAGE 8 OF 38


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       MHD Management Co.
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                         New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                    0
------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                     0.0%
------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                    PN

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                              PAGE 9 OF 38


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Davidson Kempner Advisers Inc.
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a) [ ]
                                                        (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                     0
------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                    0.0%
------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                    IA

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                             PAGE 10 OF 38


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Davidson Kempner International Advisors, L.L.C.
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a) [ ]
                                                        (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                     0
------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                     0.0%
------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                    OO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                              PAGE 11 OF 38


------------------------------------------------------------------------------

(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       DK Group LLC
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                    0
------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                    0.0%
------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                    OO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                              PAGE 12 OF 38


-----------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       DK Management Partners LP
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY         -------------------------------------------------------------

EACH             (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING        -------------------------------------------------------------
PERSON WITH      (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                     0
------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED BY
                AMOUNT IN ROW (9)
                                       0.0%
------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                     PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                              PAGE 13 OF 38


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       DK Stillwater GP LLC
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                     0
------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                      0.0%
------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                      OO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                             PAGE 14 OF 38


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Thomas L. Kempner, Jr.
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                       (a) [ ]
                                                       (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                    0
------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                     0.0%
------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                    IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                            PAGE 15 OF 38


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Marvin H. Davidson
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                     0
------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                    0.0%
------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                    IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                             PAGE 16 OF 38


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Stephen M. Dowicz
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                   0
------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                     0.0%
------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                    IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                             PAGE 17 OF 38


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Scott E. Davidson
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                     0
------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                    0.0%
------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                             PAGE 18 OF 38


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Michael J. Leffell
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                     0
------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                      0.0%
------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                    IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                             PAGE 19 OF 38


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Timothy I. Levart
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                         United Kingdom & United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                     0
------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                        0.0%
------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                    IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                             PAGE 20 OF 38


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Robert J. Brivio, Jr.
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                     0
------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                        0.0%
------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                             PAGE 21 OF 38


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Eric P. Epstein
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                    0
------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                      0.0%
------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                             PAGE 22 OF 38


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Anthony A. Yoseloff
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                     0
------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                       0.0%
------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                    IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                             PAGE 23 OF 38


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Avram Z. Friedman
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         -----------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
                 BY EACH REPORTING PERSON
                                     0
------------------------------------------------------------------------------
         (10)    CHECK BOX IF THE AGGREGATE AMOUNT
                 IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)    PERCENT OF CLASS REPRESENTED
                 BY AMOUNT IN ROW (9)
                                       0.0%
------------------------------------------------------------------------------
         (12)    TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                             PAGE 24 OF 38


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Conor Bastable
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                       (a) [ ]
                                                       (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
                 BY EACH REPORTING PERSON
                                     0
------------------------------------------------------------------------------
         (10)    CHECK BOX IF THE AGGREGATE AMOUNT
                 IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)    PERCENT OF CLASS REPRESENTED
                 BY AMOUNT IN ROW (9)
                                       0.0%
------------------------------------------------------------------------------
         (12)    TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                            PAGE 25 OF 38


------------------------------------------------------------------------------


ITEM 1(a).    NAME OF ISSUER:

              Elite Pharmaceuticals, Inc. (the "Company")

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              165 Ludlow Avenue
              Northvale, NJ 07647

ITEM 2(a).    NAME OF PERSON FILING:

         This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

              (i) Davidson Kempner Partners, a New York limited partnership ("DKP");

              (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

              (iii)    M. H. Davidson & Co., a New York limited partnership
                       ("CO");

              (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

              (v) Davidson Kempner Healthcare Fund LP, a Delaware limited partnership ("DKHF");

              (vi) Davidson Kempner Healthcare International Ltd., a Cayman Islands corporation ("DKHI");

              (vii) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

              (viii) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

              (ix) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL ("DKIA");

              (x) DK Group LLC, a Delaware limited liability company and the general partner of DKHF ("DKG");

              (xi) DK Management Partners LP, a Delaware limited partnership and the investment manager of DKHI ("DKMP");

Schedule 13G/A
CUSIP No. 28659T200                                            PAGE 26 OF 38


              (xii) DK Stillwater GP LLC, a Delaware limited liability company and the general partner of DKMP ("DKS"); and

              (xiii)   Messrs. Thomas L. Kempner, Jr., Stephen M. Dowicz,
                       Scott E. Davidson, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman and Conor Bastable (collectively, the "Principals") are managing members of the general partners of CO and MHD, the sole managing members of DKIA and DKG and stockholders of DKAI. Messrs. Thomas L. Kempner, Jr. and Timothy I. Levart are Executive Managing Member and Deputy Executive Managing Member, respectively, of DKS. Each of Messrs. Kempner and Levart, together with Messrs. Stephen M. Dowicz, Scott
                       E. Davidson, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman and Conor Bastable are limited partners of DKMP. As of January 1, 2010, Messrs. Marvin H. Davidson and Michael J. Leffell, who previously held similar positions, no longer have discretionary authority over any of the Reporting Persons.

ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

ITEM 2(c).   CITIZENSHIP:

             (i)    DKP - a New York limited partnership

             (ii)   DKIP - a Delaware limited partnership

             (iii)  CO - a New York limited partnership

             (iv)   DKIL - a British Virgin Islands corporation

             (v)    DKHF - a Delaware limited partnership

             (vi)   DKHI - a Cayman Islands corporation

             (vii)  MHD - a New York limited partnership

             (viii) DKAI - a New York corporation

             (ix)   DKIA - a Delaware limited liability company

             (x)    DKG - a Delaware limited liability company

             (xi)   DKMP - a Delaware limited partnership

             (xii)  DKS - a Delaware limited liability company

             (xiii) Thomas L. Kempner, Jr. - United States

             (xiv)  Marvin H. Davidson - United States

Schedule 13G/A
CUSIP No. 28659T200                                            PAGE 27 OF 38


             (xv)    Stephen M. Dowicz - United States

             (xvi)   Scott E. Davidson -United States

             (xvii)  Michael J. Leffell - United States

             (xviii) Timothy I. Levart - United Kingdom & United States

             (xix)   Robert J. Brivio, Jr. - United States

             (xx)    Eric P. Epstein - United States

             (xxi)   Anthony A. Yoseloff - United States

             (xxii)  Avram Z. Friedman - United States

             (xxiii) Conor Bastable - United States

ITEM 2(d).   TITLE OF CLASS OF SECURITIES:

         COMMON STOCK, $0.01 PAR VALUE PER SHARE

ITEM 2(e).   CUSIP NUMBER:

         28659T200

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)[ ] Broker or dealer registered under Section 15 of the Act;

         (b)[ ] Bank as defined in Section 3(a)(6) of the Act;

         (c)[ ] Insurance Company as defined in Section 3(a)(19) of the Act;

         (d)[ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

         (e)[ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E);

         (f)[ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

         (g)[ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

         (h)[ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

Schedule 13G/A
CUSIP No. 28659T200                                            PAGE 28 OF 38


         (i)[ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

         (j)[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4.  OWNERSHIP.

         A. DKP

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         B. DKIP

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         C. CO

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

Schedule 13G/A
CUSIP No. 28659T200                                            PAGE 29 OF 38


                  (iv) shared power to dispose or to direct the disposition: 0


         D. DKIL

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) solepower to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0


         E. DKHF

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         F. DKHI

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

Schedule 13G/A
CUSIP No. 28659T200                                            PAGE 30 OF 38


         G. MHD

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0


         H. DKAI

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         I. DKIA

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         J. DKG

              (a) Amount beneficially owned: 0

Schedule 13G/A
CUSIP No. 28659T200                                            PAGE 31 OF 38


              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         K. DKMP

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0


         L. DKS

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         M. Thomas L. Kempner, Jr.

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

Schedule 13G/A
CUSIP No. 28659T200                                             PAGE 32 OF 38


              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         N. Marvin H. Davidson

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0


         O. Stephen M. Dowicz

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0


         P. Scott E. Davidson

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

Schedule 13G/A
CUSIP No. 28659T200                                           PAGE 33 OF 38


                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         Q. Michael J. Leffell

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0


         R. Timothy I. Levart

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0


         S. Robert J. Brivio, Jr.

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

Schedule 13G/A
CUSIP No. 28659T200                                            PAGE 34 OF 38


                  (iv) shared power to dispose or to direct the disposition: 0


         T. Eric P. Epstein

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0


         U. Anthony A. Yoseloff

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0


         V. Avram Z. Friedman

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

Schedule 13G/A
CUSIP No. 28659T200                                            PAGE 35 OF 38

         W. Conor Bastable

            (a) Amount beneficially owned: 0

            (b) Percent of class: 0.0%

            (c) Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote: 0

               (ii) shared power to vote or to direct the vote: 0

               (iii) sole power to dispose or to direct the disposition: 0

               (iv) shared power to dispose or to direct the disposition: 0

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               See Item 4.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10. CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

         Each of the Reporting Persons hereby makes the following certification:

         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G/A
CUSIP No. 28659T200                                             PAGE 36 OF 38


                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 16, 2010           DAVIDSON KEMPNER PARTNERS
                                    By: MHD Management Co.,
                                    its General Partner

                                    By: MHD Management Co. GP, L.L.C.,
                                    its General Partner

                                    /s/ Thomas L. Kempner, Jr.
                                    ----------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    DAVIDSON KEMPNER INSTITUTIONAL
                                    PARTNERS, L.P.
                                    By: Davidson Kempner Advisers Inc.,
                                    its General Partner

                                    /s/ Thomas L. Kempner, Jr.
                                    -----------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: President

                                    M.H. DAVIDSON & CO.
                                    By: M.H. Davidson & Co. GP, L.L.C.,
                                    its General Partner

                                    /s/ Thomas L. Kempner, Jr.
                                    -----------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    DAVIDSON KEMPNER INTERNATIONAL,
                                    LTD.
                                    By: Davidson Kempner International Advisors,
                                    L.L.C.,
                                    its Investment Manager

                                    /s/ Thomas L. Kempner, Jr.
                                    -------------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    DAVIDSON KEMPNER HEALTHCARE
                                    FUND LP
                                    By:  DK Group LLC,
                                    its General Partner

                                    /s/ Thomas L. Kempner, Jr.
                                    ------------------------------------
                                    Name:  Thomas L. Kempner, Jr.

Schedule 13G/A
CUSIP No. 28659T200                                          PAGE 37 OF 38


                                Title:    Executive Managing Member

                                DAVIDSON KEMPNER HEALTHCARE
                                INTERNATIONAL LTD.
                                By:  DK Management Partners LP,
                                its Investment Manager
                                By:  DK Stillwater GP LLC, its general partner

                                /s/ Thomas L. Kempner, Jr.
                                ----------------------------------
                                Name:  Thomas L. Kempner, Jr.
                                Title: Executive Managing Member

                                MHD MANAGEMENT CO.
                                By: MHD Management Co. GP, L.L.C.,
                                its General Partner

                                /s/ Thomas L. Kempner, Jr.
                                ----------------------------------
                                Name:  Thomas L. Kempner, Jr.
                                Title: Executive Managing Member

                                DAVIDSON KEMPNER ADVISERS INC.

                                /s/ Thomas L. Kempner, Jr.
                                -----------------------------------
                                Name:  Thomas L. Kempner, Jr.
                                Title: President

                                DAVIDSON KEMPNER INTERNATIONAL
                                ADVISORS, L.L.C.

                                /s/ Thomas L. Kempner, Jr.
                                ----------------------------------
                                Name:  Thomas L. Kempner, Jr.
                                Title: Executive Managing Member

                                DK GROUP LLC

                                /s/ Thomas L. Kempner, Jr.
                                ----------------------------------
                                Name:  Thomas L. Kempner, Jr.
                                Title: Executive Managing Member

                                DK MANAGEMENT PARTNERS LP
                                By:  DK Stillwater GP LLC, its general partner

                                /s/ Thomas L. Kempner, Jr.
                                ------------------------------------
                                Name:  Thomas L. Kempner, Jr.
                                Title: Executive Managing Member

                                DK STILLWATER GP LLC

                                /s/ Thomas L. Kempner, Jr.
                                ------------------------------------
                                Name:  Thomas L. Kempner, Jr.

Schedule 13G/A
CUSIP No. 28659T200                                            PAGE 38 OF 38



                                Title:  Executive Managing Member

                                /s/ Thomas L. Kempner, Jr.
                                ---------------------------------
                                Thomas L. Kempner, Jr.

                                /s/ Marvin H. Davidson
                                ---------------------------------
                                Marvin H. Davidson

                                /s/ Stephen M. Dowicz
                                ---------------------------------
                                Stephen M. Dowicz

                                /s/ Scott E. Davidson
                                ---------------------------------
                                Scott E. Davidson

                                /s/ Michael J. Leffell
                                ---------------------------------
                                Michael J. Leffell

                                /s/ Timothy I. Levart
                                ---------------------------------
                                Timothy I. Levart

                                /s/ Robert J. Brivio, Jr.
                                ---------------------------------
                                Robert J. Brivio, Jr.

                                /s/ Eric P. Epstein
                                ---------------------------------
                                Eric P. Epstein

                                /s/ Anthony A. Yoseloff
                                ---------------------------------
                                Anthony A. Yoseloff

                                /s/ Avram Z. Friedman
                                ---------------------------------
                                Avram Z. Friedman

                                /s/ Conor Bastable
                                ---------------------------------
                                Conor Bastable